Exhibit 10.36

                                                    May 14, 2002

Mr. Oded Bashan
Chairman, President and CEO
On Track Innovations Ltd.
Z.H.R Industrial Zone
Rosh Pina, Israel 12000

Dear Sirs:

         This will confirm the understanding and agreement (the "Agreement") between Rockwood, Inc. ("Rockwood") and On Track Innovations, LTD ("OTI" or "the Company") as follows:

1. The Company hereby engages Rockwood as the Company's financial advisor with respect to the Company's continuing review of strategic and financial planning matters.

2.      Rockwood hereby accepts the engagement and in that connection agrees to:

         (a) undertake, in consultation with the Company, a study and analysis of the business, operations, financial condition and prospects of the Company;

         (b) review with the Company its financial plan and analyze its strategic plans and business alternatives;

         (c) advise, structure and assist the Company with regard to the listing of its shares on a United States exchange

         (d) be available to meet with the Company's Board of Directors to discuss strategic alternatives and their financial implications

3. In connection with Rockwood's engagement, the Company will furnish Rockwood with any reasonable information concerning the Company which Rockwood reasonably deems appropriate and will provide Rockwood with reasonable access to the Company's officers, directors, accountants, counsel and other advisors. The Company represents and warrants to Rockwood that all such information concerning the Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In addition, Rockwood shall be kept fully informed of any events which might have a material effect on the financial condition of the Company. The Company acknowledges and agrees that Rockwood will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Rockwood of the Company or its business assets. If, in Rockwood's opinion after completion of its due diligence process, the condition of the Company, financial or otherwise, and its prospects are not substantially as represented or do not fulfill Rockwood's expectations, Rockwood shall have the sole discretion to review and determine its continued interest in the Agreement. The Company further acknowledges and agrees that neither this Agreement nor any actions taken by Rockwood pursuant to it shall obligate Rockwood to provide or obtain financing for the Company. Any such agreement shall only be contained in a separate written agreement executed by the Company and Rockwood.

                                                                   June 21, 2002
                                                                          Page 2

4. As compensation and in consideration for the services to be rendered by Rockwood hereunder and such other services to be provided by Rockwood at the request of the Company, the Company shall pay to Rockwood as follows:

         (a) a six month retainer fee of (i) $37,500 in cash, payable as follows: $12,500 upon the execution of this agreement, $12,500 upon commencement of trading on a U.S. exchange; $12,500 a month after commencement of trading on a U.S. exchange and
                  (ii) 6,000 registered and freely traded shares of the company's stock to be issued one day following the commencement of trading on a U.S. exchange

         (b) 50,000 five-year warrants to purchase common shares of OTI at exercise prices listed as follows: 16,000 at an exercise price equal to the volume weighted average closing bid price of the OTI shares for the first five trading days on a U.S. exchange (Volume Weighted Average Price "WVAP"), 17,000 at exercise price of 120% WVAP and 17,000 at an exercise price of 150% of WVAP (with customary registration, cashless exercise and price protection and anti-dilution rights), all 50,000 to be granted within 10 business days following the fifth trading day of the OTI shares on a U.S. exchange. OTI may demand exercise of the warrants by Rockwood upon 30 days prior written notice, if requested by the lead underwriter of a bona fide follow-on offering of OTI's common stock and the warrants are in the money,

         (c) this Agreement shall be renewable at the option of both the Company and Rockwood on a monthly basis for a fee of $10,000 per month, payable up front no later than the first day of each monthly period for which this Agreement is extended.

5. The Company agrees to reimburse Rockwood from time to time upon request and upon receipt of appropriate invoices therefor, for all reasonable out of pocket expenses incurred by Rockwood in connection with this engagement up to the amount of $20,000, provided, however, that Rockwood shall obtain prior written approval for any expenses in excess of $2,000.

6. Since Rockwood will be acting on behalf of the Company in connection with this engagement, the Company agrees to indemnify Rockwood as set forth in a separate letter agreement, dated the date hereof, between Rockwood and the Company.

                                                                   June 21, 2002
                                                                          Page 3

7. The Company agrees that Rockwood has the right to place advertisements in financial and other newspapers and journals at its own expense describing their services to the Company hereunder.

8. Subject to the provisions of paragraphs 3 through 7 and 9 through 10 which shall survive any termination of this Agreement, either party may terminate Rockwood's engagement hereunder at any time, with or without cause, by giving the other party at least 30 days prior written notice. However, should Rockwood terminate the engagement prior to the expiration of the initial three-month period then the retainer fee owed as per paragraph 4(a) would be pro-rated to the actual period of engagement and no warrants as per paragraph 4(b) would be owed to Rockwood.

9. The benefits of this Agreement shall, together with the separate indemnity letter, inure to the benefit of respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10. This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

         We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.


ROCKWOOD, INC.




By:__________________________________
David Fuchs
Managing Director, Investment Banking

AGREED:


On Track Innovations Ltd


By:__________________________________
Oded Bashan
Chairman, President and CEO

                                 ROCKWOOD, INC.
                         305 Madison Avenue, Suite 2544
                               New York, NY 10165

                                         July ___, 2002




On Track Innovations Ltd.
Z.H.R. Industrial Zone
P.O. Box 32
Rosh Pina, 12000 Israel


Ladies and Gentlemen:


         This letter will serve as Amendment No. 1 to that certain letter agreement dated May 14, 2002 (the "Letter Agreement") between Rockwood, Inc. ("Rockwood") and On Track Innovations Ltd. (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Letter Agreement.

         The parties agree that the Letter Agreement is hereby amended as follows:

         Section 4(a) of the Letter Agreement is amended and restated in its entirety as follows:

                  "(a) a six month retainer fee of (i) $37,500 in cash, payable as follows: $12,500 upon the execution of this agreement; $12,500 upon commencement of trading on a U.S. exchange; $12,500 on a month after commencement of trading on a U.S. exchange and (ii) options to acquire 6,000 shares of the Company's ordinary shares at an exercise price equal to $0.1 per share, such options to expire on July 10, 2007 and such shares to be included in the Company's F-1 Registration Statement filed with the United States Securities and Exchange Commission;"

         Except as otherwise set forth herein, the Letter Agreement shall remain in full force and effect in accordance with its terms.

         Please confirm the foregoing by signing below.


                                                        Very truly yours,

                                                        ROCKWOOD, INC.


                                                    By:_______________________
                                                       Name:
                                                       Title:

AGREED:

ON TRACK INNOVATIONS LTD.


By:__________________________
   Name:   Oded Bashan
   Title:  Chairman, President & CEO